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                                   EXHIBIT 99
                                   ----------

April 27, 2007

FOR IMMEDIATE RELEASE:

CONTACT:
     Trent Troyer, President
     FFD Financial Corporation
     321 North Wooster Avenue
     Dover, Ohio 44622-0038
     (330) 364-7777

 FFD Financial Corporation Reports Increase in Net Earnings For The Three- and
                    Nine-Month Periods Ended March 31, 2007

DOVER, OHIO - FFD Financial Corporation, parent company of First Federal Community Bank of Dover, Ohio, reported net earnings of $347,000, or diluted earnings per share of $.31, for the three months ended March 31, 2007, compared to the $278,000, or $.23 per diluted share, of net earnings reported for the comparable three-month period in 2006. The $69,000, or 24.8%, increase in net earnings resulted from increases of $91,000, or 6.0%, in net interest income and $52,000, or 71.2%, in other income and a decrease of $17,000, or 1.5%, in general, administrative and other expenses, which were partially offset by increases of $55,000, or 137.5%, in the provision for losses on loans and $36,000, or 24.8%, in the provision for federal income taxes.

Net earnings for the nine months ended March 31, 2007, were $1.2 million or diluted earnings per share of $1.03, compared to the $878,000, or $.74 per diluted share, of net earnings reported for the comparable nine-month period in 2006. The $310,000, or 35.3%, increase in net earnings resulted from increases of $588,000, or 13.8%, in net interest income and $41,000, or 10.0%, in other income, which were partially offset by increases of $162,000, or 35.6%, in the provision for federal income taxes, $82,000, or 71.3%, in the provision for losses on loans and $75,000, or 2.3%, in general, administrative and other expenses.

The increase in net interest income was primarily due to increases in yields and in average balances of loans receivable and other interest-earning assets, which were partially offset by increases in average deposit balances and in the cost of new and repricing deposits during the period. Borrowing costs decreased period to period because the decrease in the average balance outweighed increases in interest rates. The increase in general, administrative and other expense was due primarily to growth in the Corporation's operations year over year. The increase in other income was the result of an increase of $87,000 in service charges and other fee income, which was partially offset by a $30,000 decrease in mortgage banking income and the absence of a $16,000 pre-tax gain on the sale of an investment security. The increase in the provision for losses on loans was due to a combination of loan portfolio growth, net charge-offs, and management's assessment of current economic conditions applied to the portfolio.

FFD Financial Corporation reported total assets of $169.5 million at March 31, 2007, an increase of 5.1% over the June 30, 2006 balance of $161.2 million. Cash and cash equivalents increased by 32.1% from the June 30, 2006 balance of $7.7 million to $10.2 million at March 31, 2007. Loans receivable increased by 3.9% from the June 30, 2006 balance of $144.6 million to $150.2 million at March 31, 2007. Total liabilities increased by 6.3% from the June 30, 2006 balance of $142.9 million to $151.8 million at March 31, 2007, and included deposits of $133.3 million, representing an increase of 9.3% over the June 30, 2006 balance of $121.9 million. Shareholders' equity amounted to $17.7 million at March 31, 2007, a decrease from the $18.4 million total at June 30, 2006. The reduction in shareholders' equity was primarily attributable to previously announced share repurchases and payments of quarterly dividends, which were partially offset by exercises of stock options, amortization of stock benefit plans and net earnings of $1.2 million.

FFD Financial Corporation is traded on the NASDAQ Capital Market under the symbol FFDF. First Federal Community Bank has full service offices in downtown Dover, downtown New Philadelphia and on the Boulevard in Dover, and limited service offices in Coshocton and Sugarcreek. The Corporation maintains an interactive web site at www.onlinefirstfed.com.
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                           FFD Financial Corporation
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (In thousands)

                                                        March 31,      June 30,
         ASSETS                                              2007          2006
                                                      (unaudited)
Cash and cash equivalents                                $ 10,162      $  7,692
Investment securities                                       3,465         3,353
Mortgage-backed securities                                    378           561
Loans receivable                                          150,233       144,556
Other assets                                                5,291         5,071
                                                         --------      --------

      Total assets                                       $169,529      $161,233
                                                         ========      ========

      LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                                 $133,268      $121,919
Borrowings                                                 16,720        18,428
Other liabilities                                           1,835         2,523
                                                         --------      --------
      Total liabilities                                   151,823       142,870

Shareholders' equity                                       17,706        18,363
                                                         --------      --------

      Total liabilities and shareholders' equity         $169,529      $161,233
                                                         ========      ========

                           FFD Financial Corporation
                 CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                       (In thousands, except share data)

                                           Nine months ended  Three months ended
                                               March 31,           March 31,
                                            2007      2006      2007      2006

Total interest income                      $8,469    $6,920    $2,873    $2,417

Total interest expense                      3,619     2,658     1,277       912
                                           ------    ------    ------    ------

      Net interest income                   4,850     4,262     1,596     1,505

Provision for losses on loans                 197       115        95        40
                                           ------    ------    ------    ------

      Net interest income after
       provision for losses on loans        4,653     4,147     1,501     1,465

Other income                                  451       410       125        73

General, administrative and other expense   3,299     3,224     1,098     1,115
                                           ------    ------    ------    ------

      Earnings before income taxes          1,805     1,333       528       423

Federal income taxes                          617       455       181       145
                                           ------    ------    ------    ------

      NET EARNINGS                         $1,188    $  878    $  347    $  278
                                           ======    ======    ======    ======

      EARNINGS PER SHARE
        Basic                              $ 1.04    $  .75    $  .32    $  .24
                                           ======    ======    ======    ======

        Diluted                            $ 1.03    $  .74    $  .31    $  .23
                                           ======    ======    ======    ======